NEWS RELEASE

NASDAQ: ONB

oldnational.com

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Media:
Kathy Schoettlin — 812-465-7269
Chief Communications Officer

FOR IMMEDIATE RELEASE –
June 2, 2015

Old National elects YMCA of Southwestern Indiana CEO
Derrick Stewart to its Corporate Board of Directors

Evansville, Ind. (June 2, 2015) – Old National Bancorp announced today the election of Derrick Stewart to its Corporate Board of Directors. An Evansville native, he is CEO of the YMCA of Southwestern Indiana.

During Stewart’s 14-year tenure with the YMCA of Southwestern Indiana, he distinguished himself as one of the brightest and most energetic servant leaders in the Midwest. A graduate of the Indiana University Kelley School of Business with a bachelor’s degree in Business-Finance, Stewart is committed to supporting and encouraging the development of healthier and more vibrant communities, while working to create opportunities for young people from all walks of life.

“Adding an individual to the Old National Board of Directors with such an outstanding resume and such a great passion for community helps solidify Old National’s commitment to community banking,” said Old National Bancorp Chairman Larry Dunigan. “Derrick’s unique experience and perspective as a not-for-profit leader will be a tremendous asset to Old National, our clients and our shareholders.”

An Old National employee in 2005 and a portion of 2006, when he served as Community Development Officer and later as Commercial Relationship Manager, Stewart returned to the YMCA of Southwestern Indiana as Chief Development Officer in late 2006. He currently serves on the Old National Bank Evansville Region Advisory Board.

Stewart is a member of the YMCA of the USA National Board and immediate past chair of the YMCA of the USA Small & Mid-Size YMCA Cabinet. He is also past president of the Board of the Evansville Regional Airport Authority and the Public Education Foundation of Evansville, Inc. Additionally, he is a member of the Regional Board of Trustees for Ivy Tech Community College and the Evansville Christian School Board.

He and his wife Chotsani reside in Vanderburgh County with their two daughters.

About Old National
Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana and, with $12.0 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Central and Western Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

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